Digi International Announces Election of Sam Lazarakis to Board of Directors

MINNETONKA, Minn. – July 15, 2015 – Digi International®, (NASDAQ: DGII, www.digi.com), the M2M solutions expert, today announced that Sam Lazarakis, a recently retired partner from Ernst & Young, LLP, has been appointed as a company director.

“Over a 38-year career with Ernst & Young (E&Y), Sam worked with some of the most storied technology companies and was a coordinating partner to more than 40 public firms,” said Ron Konezny, president and chief executive officer, Digi International. “His experience working in emerging sectors and with companies that scaled in size and global presence is extremely relevant to Digi as we execute on our strategic plans.”

Lazarakis was one of the most experienced assurance partners in Ernst & Young’s Northern California Technology practice prior to his retirement from the firm in July. He has almost 38 years of experience serving technology companies, ranging from large multinationals to smaller, pre-public growth companies and venture-backed start-up entities. He focused on serving companies in the Internet, software, networking, Software-as-a-Service and semiconductor sectors. Among other clients he served Blue Coat Systems, Juniper Networks and Infoblox during his career at E&Y. Lazarakis’ areas of particular expertise include finance, mergers and acquisitions, internal controls, risk management and auditing.

About Digi International
Digi International (NASDAQ: DGII) is your mission-critical M2M solutions expert, providing the industry’s broadest range of wireless products, a cloud computing platform tailored for devices, and development services to help customers get to market fast with wireless devices and applications. Digi’s entire solution set allows any device to communicate with any application, anywhere in the world. For more information, visit Digi’s website at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Investor Contact:
Digi International
Mike Goergen, 952-912-3737
mike.goergen@digi.com